UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report (Date of Earliest Event Reported): May 25, 2006


                          HALIFAX CORPORATION
        (Exact name of registrant as specified in its charter)


      Virginia                1-08964               54-0829246

  (State or other       (Commission File      (I.R.S. Employer
  jurisdiction of           Number)         Identification No.)
   incorporation)

    5250 Cherokee Avenue, Alexandria, Virginia          22312
     (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code:(703) 658-2400

                               N/A
Former name, former address, and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

      In connection with his termination of employment on May 6, 2006, on May 25, 2006, the Company and Mr. Whiteside accepted and agreed that the Company would pay Mr. Whiteside, as severance, one year's base salary. Mr. Whiteside agreed that for a period of one year following the date of his termination of employment, that he will not (i) solicit, hire, contract, engage, retain, divert, induce or accept business from or otherwise take away or interfere with any current customer of the Company (or any subsidiaries or affiliates thereof) or any prospective customer with which the Company (or any subsidiaries or affiliates thereof) has targeted for new business and has had a substantial business contact in the past 12 months and for which Mr. Whiteside has knowledge of such business contact, in each case for the purpose of providing the same or similar services or goods as that of the Company (or any subsidiaries or affiliates thereof), and (ii) (a) solicit, divert or induce any of the current employees or consultants of the Company (or any subsidiaries or affiliates thereof) to leave or to work for Mr. Whiteside or any person or entity with which Mr. Whiteside is affiliated or (b) hire directly any current employees of the Company (or any subsidiaries or affiliates thereof) (it being agreed that this restriction does not prohibit an entity other than one controlled by Mr. Whiteside to hire such employees) or (c) supply information to an employer of Mr. Whiteside or another unaffiliated third party to assist such employer or other third party to do indirectly what Mr. Whiteside is restricted from doing pursuant to this letter agreement. Both the Company and Mr. Whiteside entered into a mutual release of claims and the Employee Severance and Restrictive Covenant Agreement that was entered into by the Company and Mr. Whiteside dated September 30, 2004 was terminated.

                               SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HALIFAX CORPORATION



Date: June 30, 2006           By:  /s/Joseph Sciacca
                                   Joseph Sciacca
                                   Vice President, Finance & CFO